Exhibit 10.1

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE

This Separation Agreement and Full and Final Release is entered into between JOHN HUHN and AEGION CORPORATION.

1. Parties and Definitions.

1.01    The word “Aegion” means Aegion Corporation. and any related organizations, corporations, parent companies, holding companies, subsidiaries, plans, benefit plans, associations or other affiliated entities (by either ownership or control, or both). In addition, the word “Aegion” means any one or more of the current and former employees, officers, directors, shareholders, trustees, administrators, fiduciaries, members, agents, or contractors, both individually and in their representative capacities, of Aegion. The word “Aegion” also means the administrators, fiduciaries and trustees of any employee benefit, welfare, pension, or retirement plan associated with Huhn’s employment with Aegion Corporation. Finally, the word “Aegion” also means any one or more of the heirs, successors, assigns, insurers or legal representatives of any one or more of the entities mentioned in this paragraph.

1.02    The word “Huhn” means John Huhn, an individual, and any one or more of his spouse, heirs, executors, assigns or legal representatives.

1.03    The words “Party” or “Parties” mean Aegion, Huhn, or both of them.

1.04    The word “Agreement” means this Separation Agreement and Full and Final Release.

1.05    Except as provided below in this Section 1.05, the word “Claim” means any one or more of the following:

(a)any indebtedness, claim, damages, cause of action, suit for legal or equitable relief, costs and liabilities of every nature and description, either direct or consequential;

(b)any claim arising under federal, state or local statute, regulation, executive order, or ordinance (including, without limitation, those regulating any one or more of labor relations, employment relations, employment discrimination, fair employment practices, human rights, civil rights, exercise of worker’s compensation rights, wages, hours of work, occupational safety and health, retaliatory discharge, benefit plans or any other aspect of employment, compensation or benefits);

(c)any claim related to or arising from Huhn’s employment with or termination from Aegion; and

(d)any claim arising under common law, including any contract claim, whether oral or written, and any tort claim;

For purposes of Aegion’s release of Claims against Huhn, the word “Claim” does not include rights, claims, causes of action, and/or claims for liability against Huhn in any way based on an intentional violation by Huhn of Aegion’s Code of Conduct, any criminal conduct by Huhn in connection with his employment with Aegion, any knowing or intentional violation of law by Huhn with respect to his employment, any violation by Huhn personally of one or more confidentiality agreements signed by Huhn in conjunction with his employment with Aegion, any gross negligence or intentional misconduct by Huhn in conjunction with his employment with Aegion that results in financial or reputational harm to Aegion, or any fraud or breach of fiduciary duty by Huhn related to his employment with Aegion (“Retained Claims”). Notwithstanding, the Retained Claims include any Claim that Aegion had knowledge of prior to the date of this Agreement or any Claim resulting from any act or omission made by Huhn at the direction of the Aegion Board of Directors.

1.06    The words “Separation Sum” mean the amount of Three Hundred Eighty Four Thousand Three Hundred and Seventy Five Dollars and Zero Cents ($384,375.00), less all withholding amounts required by law, which is the equivalent of fifteen (15) months of Huhn’s regular pay, to be paid in installments via regularly scheduled payroll until paid in full, as set forth in Section 3.03 of this Agreement, except that, in the event Huhn is rehired by Aegion during the Severance Period, severance payments will end on the first day of Huhn’s return to work for Aegion and the Separation Sum will be considered paid in full.

1.07    The words “Severance Period” mean from September 8, 2017 until the last installment of the Separation Sum is paid, as described in Section 3.03 of this Agreement.

2. Recitals.

2.01    Aegion has informed Huhn that his position is being eliminated. Huhn will involuntarily separate from service with Aegion effective September 8, 2017.

2.02    If Huhn chooses to enter into this Agreement, Huhn must sign and return this Agreement to Stephen Callahan, Senior Vice President, Human Resources, so that it is received by Mr. Callahan no later than 5:00 p.m. CDT, September 28, 2017, but not before 12:00 a.m. CDT on September 9, 2017.

2.03    The Parties desire to compromise all Claims that each of the Parties has or may have against the other Party, except for the Retained Claims described in Section 1.05 of this Agreement.

2.04    In consideration of this Agreement, the Parties each accept its provisions. This Agreement states the Parties’ separation agreement formally and completely.

3. Rights and Duties of the Parties.

3.01    Huhn releases Aegion and all other persons and entities from any Claim against Aegion and waives any right of his to sue Aegion for legal or equitable relief, or both, on any Claim against Aegion. In addition, and without limiting the generality of the foregoing, and except as otherwise prohibited by law, the release and the waiver in this paragraph apply to any one or more of the following specific matters:

(a)	Huhn’s employment with Aegion;

(b)	the termination of Huhn’s employment with Aegion;

(c)	any policy, practice, decision, promise, agreement, conduct, act or omission by Aegion prior to this date;

(d)
any compensation, benefit, or benefit plan associated with Huhn’s employment with Aegion, including but not limited to compensation, benefits and benefit plans governed by the Employee Retirement Income Security act of 1974 (“ERISA”); and/or

(e)	any transaction, occurrence, act, or omission concerning or arising from either Huhn’s employment with Aegion or the termination of that employment, or both.

Nothing in this Agreement prevents Huhn from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”) or any other administrative agency if applicable law requires that Huhn be permitted to do so. However, in executing this Agreement, Huhn is waiving the right to any monetary recovery in connection with any such complaint or charge that Huhn may file with an administrative agency, except that this Agreement does not limit Huhn’s right to receive an award for information provided to the SEC and/or other administrative agencies concerning a possible securities law violation.

3.02    By executing this document, Huhn expressly waives any and all rights or claims arising under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), and:

(a)	further acknowledges and understands that this refers to rights or claims under the ADEA;

(b)	acknowledges that this waiver of rights or claims under the ADEA is in writing and is understood by Huhn;

(c)	expressly understands that by signing this Agreement, Huhn is not waiving any rights or claims that may arise after the date this document is signed;

(d)	acknowledges that this waiver of any rights or claims arising under the ADEA is in exchange for payment of the Separation Sum, which exceeds that to which Huhn is otherwise entitled;

(e)	acknowledges that Aegion has expressly advised him/her to consult an attorney of Huhn’s choosing prior to signing this Agreement;

(f)	acknowledges that Huhn was also given a period of time not less than forty-five (45) days within which to consider this Agreement; and

(g)
acknowledges that Huhn has been advised by Aegion that in the event Huhn signs this Agreement, Huhn is entitled to revoke his waiver of rights or claims arising under the ADEA within seven (7) days after signing this Agreement by delivering a written notice of revocation to Mr. Callahan and that said waiver will not and does not become effective or enforceable until the seven (7) day revocation period has expired.

3.03    If Huhn accepts and signs this Agreement and does not revoke the release of claims under the ADEA as described in Paragraph 3.02(g), then Aegion shall pay the first installment of the Separation Sum, less all withholding amounts required by law, with the first payroll following the expiration of the revocation period. The remainder of the severance will be paid on a pro rata basis with regularly scheduled payroll for a total period of fifteen (15) months, inclusive of the date of the first installment. However, should Huhn revoke his waiver of his rights and claims under the ADEA during the revocation period such that Aegion does not receive a full release and such that Huhn could pursue claims and rights under the ADEA, the amount of the Separation Sum shall be reduced to the amount of One Thousand Dollars and Zero Cents ($1,000.00), less withholdings required by law, to be paid with the first payroll following Huhn’s revocation.

3.04    If Huhn accepts and signs this Agreement and does not revoke the release of claims under the ADEA as described in Paragraph 3.02(g), and Huhn elects to continue his group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and takes all necessary actions to elect such coverage, then, for the coverage period that coincides with his severance payments, Huhn’s COBRA premium shall be reduced to his normal employee contribution rate. After the Severance Period expires, Huhn shall be responsible for paying the full amount of the COBRA premium, in the event he elects to continue COBRA coverage.

3.05    If Huhn accepts and signs this Agreement and does not revoke the release of claims under the ADEA as described in Paragraph 3.02(g), then Aegion will pay directly to a vendor of Huhn’s choice up to Fifteen Thousand Dollars and Zero Cents ($15,000.00) for outplacement services for Huhn.

3.06    Huhn’s rights to the 2015 and 2016 restricted stock unit awards issued to Huhn during his employment with Aegion will be treated as if he were terminated without cause. Huhn acknowledges that, pursuant to the terms of the 2015 Restricted Stock Unit Agreement, 30/36 of the restricted stock units granted to him via that agreement will vest and he will forfeit the remaining 6/36 of the awarded restricted stock units. Huhn also acknowledges that, pursuant to the terms of the 2016 Restricted Stock Unit Award Agreement, 18/36 of the

restricted stock units granted to him via that agreement will vest and he will forfeit the remaining 18/36 of the awarded restricted stock units. Huhn acknowledges that, pursuant to the terms of his 2017 Restricted Stock Unit Award Agreement, he will forfeit all restricted stock units issued to him pursuant to that agreement. All performance unit award agreements, whether they be cash or stock, are expressly terminated by this Agreement.

3.07    During the Severance Period, Huhn shall cooperate with Aegion in the transition of Huhn’s duties, including but not limited to answering questions and providing information related to the performance of Huhn’s job duties as they existed during his employment with Aegion. Huhn shall also cooperate with Aegion in the event that Aegion is a party to litigation or other proceeding for which Huhn may have relevant information, evidence or testimony, and Aegion shall reimburse Huhn for any lost wages, compensation and benefits, and any reasonable expenses or costs he incurs with respect thereto.

3.08    Huhn shall retain as his property the laptop computer, cell phone, and tablet he used while employed by Aegion, provided that Aegion shall remove all data from the laptop, cell phone, and tablet before transferring ownership to Huhn. Huhn shall return all other Aegion property in his possession, including keys, badges, and documents.

3.09    Huhn represents, warrants, and agrees that he has not suffered any work-related injury for which he has not already filed a report with or Claim against Aegion; that Huhn has been paid all wages earned at Aegion; that Huhn is not aware of any existing or threatened claims, charges, or lawsuits that he has not disclosed to Aegion; that Huhn does not have any legal reasons-including bankruptcies-that prevent him from fully releasing and waiving all Claims; and that Huhn has not sold, assigned, transferred or otherwise conveyed to any third party any of his rights, Claims, actions or demands of any nature whatsoever relating to any matter referenced in this Agreement. Huhn acknowledges receipt of all salary, bonuses, incentive awards, accrued paid time off, benefit plan entitlements and other benefits (except any unpaid vested retirement benefits, if any) to which he was or could be entitled by virtue of employment with Aegion as of the date of this Agreement. Huhn acknowledges that, as of Employment Separation Date, he has used all accrued paid time off and Aegion does not owe him payment of any accrued and unused paid time off. Huhn represent, warrants, and agrees that he has been given an adequate opportunity to advise Aegion’s human resources, legal, or other relevant management division, and have so advised such division in writing, of any facts that he is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of Aegion.

3.10    Except for the Retained Claims, Aegion releases Huhn from any Claim against Huhn and waives any right to sue Huhn for legal or equitable relief, or both, on any Claim against Huhn arising out of or in connection with any act or omission of Huhn committed or omitted as an officer or employee of Aegion in the course and scope of his duties prior to the date of this Agreement. This Section 3.10 is not a release of Huhn’s obligations under this Agreement.

3.11    Huhn shall avoid any one or more of interference with, disparagement of, or harm to Aegion, Aegion’ employees, clients, services and suppliers. Aegion Corporation will direct its directors and executive officers to not denigrate, disparage, or make any derogatory or negative statements about Huhn to others outside Aegion, or instruct anyone else to do so.  Nothing in this Section 3.11 shall prevent either Party from giving truthful testimony or information to law enforcement entities, administrative agencies, or courts or in any other legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission, or from making any truthful statements or comments in connection with any securities filings or in order to comply with any obligations under federal, state or local laws (including without limitation, any federal securities laws).

3.12    By entering into this Agreement, neither Aegion nor Huhn admits liability to the other Party. The Parties, by this Agreement, have compromised any existing or potential Claim each has against the other Party, except for the Retained Claims. In so doing, Aegion and Huhn each intends to extinguish all rights and liabilities concerning any Claim by one Party against the other Party. Nothing herein is deemed to extinguish any rights or obligations of a Party pursuant to this Agreement.

4. Miscellaneous.
4.01    Except as provided in this Section 4.01, this Agreement includes all of Huhn’s Claims against Aegion and Aegion’s Claims against Huhn, except for the Retained Claims, whether they are known or unknown and whether they are ascertainable at the time of its execution. This Agreement reflects the Parties’ entire agreement, and it merges all agreements, representations, and understandings between the Parties, whether oral or written, or both, except that all Confidentiality, Work Product, Non-Solicitation and Non-Competition Agreements entered into by Huhn in conjunction with his employment with Aegion remain in full force and effect. In the event that Huhn violates any of the Confidentiality, Work Product, Non-Solicitation, and/or Non-Competition Agreements executed in conjunction with his employment, Aegion’s obligations under this Agreement are null and void. All agreements and obligations related to equity awards issued to Huhn during his employment with Aegion remain in full force and effect, except as set forth in Section 3.06 of this Agreement. The Aegion Corporation Change in Control Severance Agreement entered into between Aegion and Huhn, dated March 1, 2017, is expressly terminated by this Agreement.

4.02    The Parties intend that all provisions of this Agreement comply with the requirements of Internal Revenue Code Section 409A or an exemption therefrom and the treasury regulations and written determinations issued thereunder. Any undefined, ambiguous, or incomplete definitions and provisions shall be construed consistent with this intent. No provision of this Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) and the parties agree to revise the Agreement as necessary to comply with Section 409A and fulfill the purpose of the voided provision. In no event shall Aegion be required to make, nor shall Huhn be required to receive, any payment called for by this Agreement at a particular time if such payment at that time shall result in the application of the tax consequences spelled out in Code Section 409A. In that case, payment will be made at such time as will not result in the imposition of any adverse tax consequences spelled out in Code Section 409A. Nothing in this Agreement shall be interpreted to permit accelerated payment of nonqualified deferred compensation, as defined in Section 409A, or any other payment in violation of the requirements of Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Huhn to Aegion, or any of their respective affiliates, employees, trustees or agents. All taxes associated with payments made to Huhn pursuant to this Agreement, including any liability imposed under Section 409A, shall be borne by Huhn. All payments made to Huhn pursuant to this Agreement will be subject to applicable withholding for taxes and amounts owed Aegion (if any).

4.03    The terms of this Agreement are in accordance with the Aegion Severance Policy dated March 1, 2017.

4.04    This Agreement is deemed to have been entered into and accepted in the State of Missouri, and all questions with respect to the formation and construction of this Agreement, and the rights and obligations of the parties hereto, shall be governed by and determined in accordance with the laws of the State of Missouri, which are applicable to agreements entered into and performed entirely within such State, without giving effect to the choice or conflicts of law provisions thereof. Subject to the agreement to arbitrate set forth in this Agreement, each of Aegion and Huhn hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement exclusively may be filed, tried and litigated in the Circuit Court of Saint Louis County, Missouri or (if federal jurisdiction exists) the United States District Court for the Eastern District of Missouri. In connection with the foregoing, the Parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts, and any claim that either such forum is not a convenient or not the most convenient forum. In the event of a breach of this Agreement, the breaching Party agrees to pay all costs of enforcement and collection of any and all remedies and damages, including reasonable attorneys’ fees.

4.05    The parties agree that the prevailing party in any legal action regarding this Agreement or the terms of this Agreement will have reasonable attorney’s fees and costs paid by the other Party.

4.06    Huhn represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he intends to comply with each and every provision in this Agreement, and that he has voluntarily executed this Agreement.

IN WITNESS OF THIS AGREEMENT, the Parties have executed it below.

AEGION CORPORATION:		JOHN HUHN:

By:	/s/ Stephen P. Callahan	By:	/s/ John Huhn

Title:	Senior Vice President, Global Human Resources	Date:	September 12, 2017

Date:	September 14, 2017

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Exhibit A

The following information is being provided to Employee in the event the Company is required to comply with the Older Workers Benefit Protection Act, Section 29 U.S. C. Section 626(f)(1)(H) in connection with the Release provided to Employee by Employer. The Company, by providing this information, makes no admission or acknowledgement that the provisions of Section 29 U.S. C. Section 626(f)(1)(H) apply to the Release or that the Release was requested in connection with any exit incentive or other termination program offered to a group or class of employees.

Eligibility for Severance
Non-union employees of Aegion and its related entities who are actively employed, have completed a minimum of six months continuous service time (or two years continuous service time for hourly field/production employees), are in good standing with the Company and whose employment is terminated involuntarily as a result of a reduction in force or position elimination, where a comparable position is not available, are eligible for severance. The following chart provides relevant information for the group of individuals in a relevant decisional unit covered by this reduction in force.

Employees Selected and Not Selected for Layoff
The following is a listing of the ages and job titles of employees who were and were not selected for position elimination. Employees selected for position elimination and eligible for severance as well as employees selected for position elimination and ineligible for severance (due to length of service) are marked with an asterisk (*).

Job Title	Age
Senior Vice President, Chief Strategy Officer*	48